Exhibit 99.3

DELCO REMY INTERNATIONAL, INC.

Offer for all Outstanding

Second-Priority Senior Secured Floating Rate Notes due 2009

and 9 3/8% Senior Subordinated Notes Due 2012

in Exchange for

Second-Priority Senior Secured Floating Rate Notes due 2009

and 9 3/8% Senior Subordinated Notes Due 2012

that Have Been Registered Under

the Securities Act of 1933,

As Amended

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Delco Remy International, Inc. (the “Issuer”) is offering upon and subject to the terms and conditions set forth in the Prospectus, dated                     , 2004 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) its Second-Priority Senior Secured Floating Rate Notes due 2009 and its 9 3/8% Senior Subordinated Notes Due 2012 (together, the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for its outstanding Second-Priority Senior Secured Floating Rate Notes due 2009 and its outstanding 9 3/8% Senior Subordinated Notes Due 2012 (all such notes being the “Existing Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement dated April 23, 2004, by and among the Issuer, the Guarantors as defined in the Registration Rights Agreement, and the Initial Purchasers as defined in the Registration Rights Agreement.

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1. the Prospectus;

2. the Letter of Transmittal for your use in connection with the exchange of the Existing Notes and for the information of your clients;

3. a form of letter that may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time on                     , 2004, unless extended by the Issuer (the “Expiration Date”). Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time, subject to the procedures described in the Prospectus, before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or electronic instructions sent to the Depository Trust Company, and any other required documents, should be sent to the Exchange Agent and certificates representing the Existing Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. The Issuer will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Deutsche Bank National Trust Company, the Exchange Agent for the Existing Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

DELCO REMY INTERNATIONAL, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures